EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of this 24th day of July, 2009, by and between The Kansas City Southern Railway Company, a Missouri corporation (referred to herein as the “Company” or “KCSR”), and David Ebbrecht, an individual (“Executive”).

WHEREAS, the Company and Executive desire for the Company to employ Executive on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed by and between the Company and Executive as follows:

1. Employment. The Company hereby employs Executive as its Sr. Vice President of Transportation and Executive hereby accepts such employment, to have such titles, duties, powers and responsibilities as may be prescribed or delegated from time to time by the President, or other officer to whom Executive reports. Executive shall faithfully perform Executive’s duties under this Agreement to the best of Executive’s ability and Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries and joint ventures (“Affiliate(s)”).

2. Compensation. The Company shall pay Executive as compensation for Executive’s services hereunder an annual base salary at the rate approved by the appropriate committee of the Board of Directors of Kansas City Southern (“KCS”) (“Salary”), less applicable taxes and withholdings. During the term of this Agreement, such rate shall not be reduced except as agreed by the parties or except as part of a general salary reduction program imposed by the Company applicable to all officers of the Company.

3. Benefits. During the term of the Agreement, the Company shall provide Executive with coverage under such benefit plans and programs as shall be made generally available to similarly situated employees of the Company, provided (a) the Company shall have no obligation with respect to any plan or program if Executive is not eligible for coverage thereunder, and (b) Executive acknowledges that any stock or equity participation awards (including by way of example, but not limited to, stock options or restricted or performance stock) are to be granted in the discretion of the Company Board or the appropriate committee of the Board of Directors of KCS and that Executive has no right to receive any such stock or equity participation awards or any particular number or level of such stock or equity participation awards, if any. In determining contributions, coverage and benefits under any disability insurance policy and under any cash compensation-based plan provided to Executive, it shall be assumed that the value of Executive’s annual compensation is 145% of Executive’s annual base salary. Executive acknowledges that all rights and benefits under benefit plans and programs shall be governed by the official text of each plan or program and not by any summary or description thereof or any provision of this Agreement and that the Company is not under any obligation to continue in effect or to fund any such plan or program.

4. Business Expenses. While Executive is employed with the Company, Executive shall be entitled to reimbursement for reasonable out-of-pocket business expenses incurred by Executive in the performance of his/her duties hereunder to the extent and in the manner provided in the general personnel policies of the Company with respect to such reimbursement. Executive shall provide the Company with supporting documentation for all such business expenses.

5. Term and Termination. The “Term” of this Agreement shall begin on the date first written above and continue until terminated as provided in this Paragraph 5.

(a) Termination by Executive. Executive may terminate this Agreement and Executive’s employment hereunder by providing at least thirty (30) days advance written notice to the Company.

(b) Death or Disability. This Agreement and Executive’s employment hereunder shall terminate automatically (i) should Executive become unable to perform the essential duties of Executive’s job with a reasonable accommodation, should a reasonable accommodation exist, or without a reasonable accommodation should no reasonable accommodation exist, for a continuous period of one hundred eighty (180) days as a result of a physical or mental impairment or (ii) upon Executive’s death.

(c) Termination by the Company For Cause. The Company may terminate this Agreement and Executive’s employment for Cause immediately upon oral, written or other notice to Executive at the Company’s sole discretion. For purposes of this Agreement, except as otherwise defined and used in Paragraph 8, “Cause” shall mean any one or more of the following by Executive:

(i) Any material breach of this Agreement or of any other written agreement between Executive and the Company;

(ii) Any dishonest act that the Company considers, in its sole discretion, detrimental to its best interests or reputation;

(iii) Conviction or deferred adjudication of any felony, any misdemeanor for a violent crime, or any other criminal offense involving fraud or dishonesty, or a finding of such an offense in a civil trial or other forum;

(iv) Gross negligence or willful misconduct in the performance of Executive’s duties;

(v) Failure to substantially perform Executive’s duties and responsibilities hereunder, including without limitation Executive’s willful failure to follow reasonable instructions of the President, or other officer to whom Executive reports;

(vi) Breach of an employment policy of the Company or any Affiliate of the Company;

(vii) Breach of Executive’s fiduciary duty to the Company or any Affiliate of the Company; or

(viii) Any other act or omission that would constitute just cause at common law.

(d) Termination by the Company Other Than For Cause.

(i) The Company may terminate this Agreement and Executive’s employment other than for Cause immediately upon oral, written or other notice to Executive at the Company’s sole discretion, and in such event, the Company shall provide severance benefits to Executive in accordance with and subject to Paragraph 5(d)(ii) below. Executive acknowledges and agrees that such severance benefits constitute the exclusive remedy of Executive upon such a termination of employment other than for Cause. Notwithstanding any other provision of this Agreement, as a condition to receiving such severance benefits, Executive shall execute a Confidential Severance Agreement and Full and General Release, which shall include among other provisions, at the Company’s sole discretion, a full release of claims in favor of the Company and its Affiliates substantially similar to the form attached hereto as Appendix A (“Release”).

(ii) If Executive’s employment is terminated under Paragraph 5(d)(i) and Executive properly executes a Release, the Company shall pay Executive in addition to any unpaid Salary, unused vacation pay and reimbursement of documented accrued and unreimbursed expenses, severance and benefits for a period of twelve (12) months following Executive’s execution of the Release and the expiration of any applicable revocation period with respect to Executive’s execution of such Release, as follows:

(a) During the first six (6) months following Executive’s termination of employment, the Company shall pay to Executive a monthly amount equal to one-twelfth (1/12) of the annual Salary of Executive referenced in Paragraph 2, less applicable taxes and withholdings, at the rate in effect immediately prior to Executive’s termination of employment, provided that in no event shall the aggregate amount paid during such initial six (6) months exceed two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”), for the calendar year of Executive’s termination of employment (the “401(a)(17) limit”). During the remaining period of the twelve (12) month period, the Company shall pay to Executive a monthly amount equal to one-twelfth (1/12) of the annual Salary of Executive referenced in Paragraph 2, less applicable taxes and withholdings, at the rate in effect immediately prior to Executive’s termination of employment; provided, that if Executive’s severance pay during the first six (6) month period referenced above is reduced in order to not exceed the 401(a)(17) limit, then the amount of such reduction shall also be paid to Executive in equal monthly payments during the remainder of the twelve (12) month period. The obligations of the Company under this paragraph 5(d)(ii)(a) shall continue until the end of the twelve (12) month period specified herein notwithstanding the death of Executive; and

(b) During the twelve (12) month period following Executive’s termination the Company shall continue Executive’s group health insurance coverage for Executive and/or his or her eligible dependents, provided that such coverage shall terminate in the event that Executive (i) becomes eligible for comparable health coverage in connection with other employment, (ii) fails to timely elect to continue such coverage for himself or herself and/or his or her eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (iii) fails to meet the eligibility requirements under the applicable plan for any such coverage, (iv) fails to timely pay the cost of such coverage at the rate that would be charged to an active employee with similar coverage, or (v) dies.

(e) Upon any termination of Executive’s employment pursuant to Paragraph 5(a), (b) or (c), notwithstanding any other provisions of this Agreement, Executive shall not be entitled to receive thereafter any payment from the Company except for unpaid Salary, unused vacation pay and reimbursement of documented accrued and unreimbursed expenses.

(f) Upon any termination of Executive’s employment, Executive’s benefits in all Company-sponsored benefit plans not elsewhere referred to in this Agreement shall terminate in accordance with the terms and conditions of such plans. To the extent Executive is not vested in any equity awards as of any termination date, including without limitation, with respect to stock options, restricted stock or performance shares, such unvested equity awards shall be forfeited as of the termination date. Nothing herein shall extend the exercise period applicable to any unexercised options outstanding as of any termination date.

6. Confidentiality and Non-Disclosure.

(a) Executive understands and agrees that Executive may be given Confidential Information (as defined below) during Executive’s employment with the Company relating to the business of the Company and its Affiliates, subject to Executive’s agreement herein. Executive shall maintain in strictest confidence and not use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use in any way, publish or disclose, any Confidential Information. Executive further agrees not to remove or retain any calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information and to return, prior to Executive’s termination of employment for any reason, any such information in Executive’s possession. If Executive discovers, or comes into possession of, any Confidential Information after Executive’s termination, Executive shall promptly return it to the Company. Executive acknowledges that the provisions of this paragraph are consistent with the Company’s policies and procedures to which Executive, as an employee of the Company, is bound.

(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by the Company or any of its Affiliates or customers and (i) is proprietary to, about, or created by the Company or any of its Affiliates or customers; (ii) gives the Company or any of its Affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of the Company or any of its Affiliates or customers; and (iii) is not typically disclosed by the Company or any of its Affiliates or customers, or known by persons who are not employed by the Company or any of its Affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information pertaining to business operations of the Company or any of its Affiliates or customers, such as financial and operational information and data, operational plans and strategies, business and marketing strategies, pricing information, plans for various products and services, and acquisition and divestiture planning. Upon separation of employment, Executive shall notify the Company’s Department of Human Resources in writing of the name and address of Executive’s intended future employer. Additionally, during any period that Executive is receiving any severance pay, Executive shall notify the Company’s Department of Human Resources in writing of the name and address any subsequent employer.

(c) In the event of any breach of this Paragraph 6 by Executive, the Company shall be entitled to terminate any and all remaining severance benefits under Paragraph 5(d)(ii) and shall be entitled to pursue such other legal and equitable remedies as may be available. Executive acknowledges, understands and agrees that the Company and its Affiliates will suffer immediate and irreparable harm if Executive fails to comply with any of Executive’s obligations under this Paragraph 6, and that monetary damages alone will be inadequate to compensate the Company or any of its Affiliates for such breach. Accordingly, Executive agrees that the Company and its Affiliates shall, in addition to any other remedies available to them at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of this Paragraph 6 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

7. Restrictive Covenants.

(a) Executive agrees that for a period of time beginning upon Executive’s termination of employment from the Company (the “Termination Date”) and continuing for a period of one (1) year, Executive shall not:

(i) directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, member, partner, joint venturer, or investor, or as a director, manager or officer of any corporation or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business, located anywhere in the geographic area then served by the Company or its Affiliates, that competes with or engages in the business conducted by the Company or its Affiliates on the date hereof or at any time through the Termination Date.

(ii) directly or indirectly, either individually, or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, (1) divert or attempt to divert (by solicitation or otherwise) from the Company or its Affiliates any business with any customer, prospective customer or account of the Company or its Affiliates with which Executive had any contact or association, which was under Executive’s supervision, or the identity of which was learned by Executive as a result of his/her employment with the Company; (2) accept the business of any customer, prospective customer or account of the Company or its Affiliates with whom Executive had any contact or association, which was under Executive’s supervision, or the identity of which was learned by Executive as a result of his/her employment with the Company, whether or not solicited by Executive; or (3) induce, solicit, or cause any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates.

(iii) except that these Restrictive Covenants shall not apply in the event of a Change in Control as defined in Paragraph 8(b).

(b) Executive acknowledges that any breach of the restrictive covenants contained in Paragraph 7(a) of this Agreement (the “Restrictive Covenants”) would cause irreparable injury to the Company and that its remedy at law would be inadequate and, accordingly, consents to and agrees that temporary and permanent injunctive relief may be granted, without bond, in any proceeding which may be brought to enforce the Restrictive Covenants, without the necessity of proof of actual damage. This right to an injunction shall not prohibit the Company from pursuing any other remedies available to it including, but not limited to, the recovery of damages. Executive further agrees that the Company may provide a copy of this Agreement to any prospective employer of Executive that the Company believes is a competitor.

(c) If Executive violates the Restrictive Covenants, Executive (i) shall forfeit all right to future benefits under this Agreement; (ii) shall refund to the Company any severance and benefits and all associated taxes paid by the Company; (iii) shall pay reasonable attorneys’ fees and all other costs incurred by the Company as a result of Executive’s breach; and (iv) acknowledges that the Company may pursue any other remedies available to it as a result of Executive’s breach including, but not limited to, the recovery of damages.

8. Termination Following Change in Control.

(a) Termination by Company or by Executive for Good Reason. If, within two (2) years following the occurrence of a Change of Control (as defined in Paragraph 8(b)), Executive’s employment is terminated by the Company other than for Cause (as defined in Paragraph 8(d)) or by Executive for Good Reason (as defined in Paragraph 8(c)), and Executive properly executes a Release (as provided in Paragraph 5(d)(ii)), Executive shall be entitled to the following:

(i) the severance benefits provided in Paragraph 5(d)(ii); and

(ii) a lump sum amount, to be paid within five (5) days of Executive’s execution of the Release or the expiration of any applicable revocation period with respect to Executive’s execution of such Release, equal to: (A) the product of 160% of Executive’s annual Salary at the time of such termination multiplied by two (2), less (B) the aggregate payments to be made to Executive pursuant to Paragraph 5(d)(ii)(a) as provided above; and

(iii) any unvested or unexercisable stock options, restricted stock, performance shares or other awards of Company equity held by Executive as of such termination shall become immediately vested and exercisable and any restrictions thereon shall be immediately released to the extent permitted by applicable law and regulations.

Upon a termination as defined in this Paragraph 8(a), Executive’s benefits in all Company-sponsored benefit plans not elsewhere referenced in this Agreement shall terminate in accordance with the terms and conditions of such plans.

(b) Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) a majority of the members of the Company Board is replaced during any twelve (12) month period with directors whose appointment or election was not endorsed by a majority of the members of the Company Board, in office immediately prior to the date of such appointment or election; or

(ii) any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group of ownership of stock of KCS possessing 30% or more of the total voting power of the outstanding stock of KCS; or

(iii) any person or group has acquired ownership of stock of KCS that, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of KCS; or

(iv) any person or group has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such person or group assets of KCS that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of KCS immediately before such acquisition.

As used herein, “person” shall mean as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) and “group” shall mean as such term is used in Section 13(d)(3) and 14(d)(2) of the 1934 Act.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means any of the following:

(i) a material diminution or other material adverse change in Executive’s position, authority or duties;

(ii) a material diminution in Executive’s compensation;

(iii) the Company’s requiring Executive to be based at any office or location more than forty (40) miles from the location at which Executive previously performed his or her duties; or

(iv) any other action or inaction by the Company that constitutes a material breach of this Agreement.

Executive shall have a termination of employment for Good Reason only if: (A) Executive provides written notice to the Company within ninety (90) days after the initial occurrence of an above event describing in detail the event and stating that Executive’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to the Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (B) the Company does not remedy the event prior to the Good Reason Termination Date.

(d) Termination for Cause After Control Change Date. Notwithstanding any other provision of this Paragraph 8, at any time after the Control Change Date, Executive may be terminated by the Company for Cause. For purposes of this Paragraph 8, “Cause” means commission by Executive of any felony or willful breach of duty by Executive in the course of Executive’s employment; except that Cause shall not mean:

(i) bad judgment or negligence;

(ii) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

(iii) any act or omission with respect to which a determination could properly have been made by the Company Board that Executive met the applicable standard of conduct for indemnification or reimbursement under the Company’s By-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

(iv) any act or omission with respect to which Notice of Termination of Executive is given, more than twelve (12) months after the earliest date on which any member of the Company Board, not a party to the act or omission, knew or should have known of such act or omission.

Any Termination of Executive’s employment by the Company for Cause shall be communicated to Executive by Notice of Termination.

9. Duties Upon Termination; Survival.

(a) Duties. Upon termination of this Agreement by the Company or Executive for any reason, such termination shall constitute written resignation by Executive from all positions as an officer, director or member of any committee or board of the Company or of any of its Affiliates as may be requested by the Company or such Affiliate and Executive shall sign such other documents and papers relating to Executive’s employment, benefits and benefit plans as the Company may reasonably request.

(b) Survival. The provisions of Paragraphs 6, 7 and 9(a) of this Agreement shall survive any termination of this Agreement by the Company or Executive, and the provisions of Paragraphs 5(d)(ii) and 5(d)(iii) shall survive any termination of this Agreement by the Company under Paragraph 5(d)(i).

10. Notice. Any notice, request, consent or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing, except as otherwise provided herein, and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) telecopied, with receipt confirmed, addressed as follows:

(a) If to Executive:

Mr. David Ebbrecht

5312 NW 78 Terr

Kansas City, MO. 64151

(b) If to the Company, to:

The Kansas City Southern Railway Company

Attention: John Derry / SVP Human Resources

427 West 12th St.

Kansas City, Missouri 64105

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

11. ARBITRATION. EXECUTIVE HEREBY WAIVES AND SHALL NOT SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEFENSE OR OTHER LITIGATION OR DISPUTE UNDER OR IN RESPECT OF THIS AGREEMENT. EXECUTIVE AGREES THAT ANY SUCH DISPUTE RELATING TO OR IN RESPECT OF THIS AGREEMENT, (OTHER THAN INJUNCTIVE OR EQUITABLE RELIEF WHICH, AT THE COMPANY’S OPTION, MAY BE SOUGHT IN ANY FEDERAL OR STATE COURT HAVING JURISDICTION) SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION INCLUDING EXPEDITED PROCEDURES FOR EMERGENCY RELIEF WHICH ARE EXPRESSLY ADOPTED HEREIN. SUCH ARBITRATION SHALL TAKE PLACE IN THE KANSAS CITY, MISSOURI METROPOLITAN AREA OR OTHER MUTUALLY AGREEABLE LOCATION AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAWS OF THE STATE OF MISSOURI. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES. THE PREVAILING PARTY IN ARBITRATION SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES FROM THE OTHER PARTY. UPON THE CONCLUSION OF ARBITRATION, THE PARTIES MAY APPLY TO ANY FEDERAL OR STATE COURT HAVING JURISDICTION TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION. EXECUTIVE AND COMPANY SHALL KEEP SUCH ARBITRATION AND ALL RELATED PROCEEDINGS AND AWARDS CONFIDENTIAL, EXCEPT AS DISCLOSURE MAY BE REQUIRED BY LAW, REGULATION OR JUDICIAL PROCESS.

12. Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

13. Successors in Interest. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of the Company regardless of the manner in which such successors or assigns shall succeed to the interests of the Company hereunder, and this Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation or acquisition involving the Company, or upon any transfer of all or substantially all of the Company’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred. Neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of the Company.

14. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

15. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.

16. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and terminates and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the terms of Executive’s employment or severance arrangements. The parties agree that this Agreement shall be interpreted at all times in a manner compliant with Code Section 409A.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By: /s/ Michael R. Haverty

Michael R. Haverty KCS- Chairman and Chief Executive Officer
By: /s/ David L. Starling

David L. Straling KCS- President & Chief Operating Officer
EXECUTIVE
Name: /s/ David Ebbrecht

David Ebbrecht